UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 26, 2011
PEBBLEBROOK HOTEL TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-34571	27-1055421

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, Suite 1530 Bethesda, Maryland	20814

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (240) 507-1300
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under ☐ the Exchange ☐ Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under ☐ the Exchange ☐ Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
Pebblebrook Hotel Trust (the “Company”) issued a press release on May 26, 2011 announcing that it had closed on the acquisition of the Viceroy Miami located in Miami, Florida. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
A copy of materials about this property that the Company intends to distribute is furnished as Exhibit 99.2 to this Current Report on Form 8-K. Additionally, the Company has posted those materials in the investor relations section of its website at www.pebblebrookhotels.com.
Item 8.01. Other Events.
On May 26, 2011, a subsidiary of the Company completed its acquisition of the 148-room Viceroy Miami hotel for $36.5 million from TRG — Brickell Point West, Ltd., an unaffiliated third party. The transaction was funded entirely with available cash. The hotel will continue to be managed by the Viceroy Hotel Group (“Viceroy”), the hotel’s current manager. The Company received $3.0 million in key money from Viceroy to enter into the management agreement, which will be amortized over the 10-year term of the agreement. Any unamortized amount must be refunded to Viceroy upon early termination of the management agreement.
Item 9.01. Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired.
The financial statements required by Item 9.01(a) are currently being prepared. The Company will file the required financial statements under the cover of Form 8-K/A as soon as practicable but no later than August 9, 2011, which is 71 calendar days after the latest date on which this initial Current Report on Form 8-K is required to be filed.
(b) Pro Forma Financial Information.
The pro forma financial information required by Item 9.01(b) are currently being prepared. The Company will file the required pro forma financial information under the cover of Form 8-K/A as soon as practicable but no later than August 9, 2011, which is 71 calendar days after the latest date on which this initial Current Report on Form 8-K is required to be filed.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued on May 26, 2011.

99.2	Materials about the Viceroy Miami.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEBBLEBROOK HOTEL TRUST
May 27, 2011	By:	/s/ Raymond D. Martz
		Name:	Raymond D. Martz
		Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued on May 26, 2011.

99.2	Materials about the Viceroy Miami.